CONSENT AND AMENDMENT NO. 3 TO AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT FACILITY AGREEMENT

THIS CONSENT AND AMENDMENT NO. 3 TO AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT FACILITY AGREEMENT (this “Consent and Amendment”) is made as of the [__] day of October, 2016, by and among ERA GROUP INC., a corporation incorporated under the laws of the State of Delaware (hereinafter called the “Borrower”), the other Security Parties signatory hereto, SUNTRUST BANK, as administrative agent (the “Administrative Agent”), and the Lenders signatory hereto, and provides consent under, amends and is supplemental to the Amended and Restated Senior Secured Revolving Credit Facility Agreement, dated March 31, 2014 (as amended by that certain Amendment No. 1 to Amended and Restated Senior Secured Revolving Credit Facility Agreement, dated May 18, 2015 and as further amended by that certain Consent and Amendment No. 2 to Amended and Restated Senior Secured Revolving Credit Facility Agreement, dated March 4, 2016, the “Original Agreement”, and as further amended and supplemented hereby, the “Agreement”).
W I T N E S S E T H T H A T:

WHEREAS, pursuant to the Original Agreement, the Lenders have agreed to provide to the Borrower a revolving credit facility in the amount of Three Hundred Million Dollars ($300,000,000), including Letters of Credit not to exceed Fifty Million Dollars ($50,000,000) in the aggregate and a Swing Line Facility not to exceed Twenty Five Million Dollars ($25,000,000), as such facility amount may be increased as provided therein;
WHEREAS, pursuant to the Amendment, the Lenders have agreed to reduce the revolving credit facility to the amount of Two Hundred Million Dollars ($200,000,000), including Letters of Credit not to exceed Fifty Million Dollars ($50,000,000) in the aggregate and a Swing Line Facility not to exceed Twenty Five Million Dollars ($25,000,000), as such facility amount may be increased as provided therein; and
WHEREAS, the Majority Lenders have agreed to provide the consents under, and the Majority Lenders and the other parties hereto have agreed to amend, the Original Agreement as provided herein.
NOW, THEREFORE, in consideration of the premises and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, it is hereby agreed as follows:
1.Definitions. Unless otherwise defined herein, words and expressions defined in the Original Agreement have the same meanings when used herein, including in the recitals hereto.
2.    Representations and Warranties. Each of the Security Parties hereby reaffirms, as of the date hereof and after giving effect to this Consent and Amendment, each and every representation and warranty made by it in the Original Agreement, the Notes, the Security Documents and the other Loan Documents except for representations and warranties, if any, given as of a specified date, which shall be true and correct as of such specified date. Additionally, each of the Security Parties hereby represents and warrants that this Consent and Amendment has been duly executed and delivered for the benefit of or on behalf of such Security Party and constitutes a legal, valid and binding obligation of such Security Party, enforceable against such Security Party in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general.

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3.    No Defaults. Each of the Security Parties hereby represents and warrants that, after giving effect to this Consent and Amendment, no Event of Default nor event which, with the passage of time, giving of notice or both would become an Event of Default, has occurred or is continuing as of the date hereof.
4.    Performance of Covenants. Each of the Security Parties hereby reaffirms that, after giving effect to this Consent and Amendment, it has duly performed and observed the covenants and undertakings set forth in the Agreement, the Notes and the Security Documents that are required to be performed by it and each of the Security Parties covenants and undertakes to continue duly to perform and observe such covenants and undertakings so long as the Agreement, as the same is amended and supplemented hereby, shall remain in effect.
5.    Consents. On September 27, 2016, Era Helicopters, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Borrower (“Era Helicopters”), entered into that certain Substitution and Amendment to Aircraft Security Agreement, pursuant to which Era Helicopters exchanged and replaced one (1) AgustaWestland Philadelphia Corporation, model AW139 Helicopter bearing manufacturer’s serial number 41277 and United States Registration No. N804CB for one (1) AgustaWestland Philadelphia Corporation, model AW139 Helicopter bearing manufacturer’s serial number 41369 and United States Registration No. N553RD (the “Replacement U.S. Bancorp Helicopter” and, such exchange, the “Exchange”). In connection with the Exchange, Era Helicopters delivered a mortgage to U.S. Bank National Association (acting through its division U.S. Bank Equipment Finance) encumbering the Replacement U.S. Bancorp Helicopter as security for its obligations under that certain Promissory Note dated as of December 1, 2015 among Era Helicopters and U.S. Bank National Association acting through its division U.S. Bank Equipment Finance (collectively, the “U.S. Bank Entities”) in an amount of $5,933,188.04 and all Liens in favor of the U.S. Bank Entities on the Helicopter bearing manufacturer’s serial number 41277 were released . At the request of the Borrower, effective as of September 27, 2016, the Majority Lenders hereby (or as applicable, the Administrative Agent, with the consent of the Majority Lenders, hereby) (i) consent to the Exchange and the mortgage on the Replacement U.S. Bancorp Helicopter and (ii) deem satisfied any notice requirement of Section 10.01(a)(iv)(a) solely as it relates to the Exchange.
6.    Amendments to the Original Agreement. Subject to the terms and conditions of this Consent and Amendment:
A.    All references to “this Agreement” or “the Agreement” in the Original Agreement shall refer and shall be deemed to refer to the Original Agreement as further amended and supplemented by this Amendment.
B.    Section 1.1 (Defined Terms) of the Original Agreement is hereby modified by amending and restating the definitions of “Change of Control”, “Credit Facility”, “EBITDA”, “Initial Commitment”, “Interest Coverage Ratio” and “U.S. Bancorp Helicopters” appearing therein as follows:
“Change of Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of the Borrower or (b) the Board of Directors of the Borrower ceases to consist of a majority (excluding vacant seats) of the existing directors, directors elected, appointed or approved by the existing directors and directors elected, appointed or approved by such elected, appointed or approved directors.

“Credit Facility” means the sums advanced or to be advanced by the Lenders to the Borrower and the Letters of Credit to be issued by the Letter of Credit Issuers for the account of the Borrower in the initial maximum principal amount of Two Hundred Million Dollars ($200,000,000) as may be increased by the Commitment Increase all pursuant to, and subject to the terms of, this Agreement.

“EBITDA” means on a consolidated basis for the Borrower and its Subsidiaries, the aggregate, to be measured for the immediately prior four (4) Fiscal Quarters preceding such measuring date, of (i) operating income (reflected in financial statements prepared in accordance with GAAP and that are consistent with past practices) before deductions for interest, taxes, depreciation, amortization, impairment charges and all other charges and expenses reducing such operating income which do not represent a cash item in such period or any future period, (ii) interest income, (iii) cash distributions from companies owned fifty percent (50%) or less by the Borrower, (iv) up to Twenty Million Dollars ($20,000,000) of cash proceeds (or to the extent approved by the Administrative Agent non-cash proceeds) from any sale, transfer or other disposition of assets, provided, for purposes of calculating the Total Leverage Ratio in the definition of “Applicable Margin”, the add back pursuant to this subsection (iv) shall not be limited to Twenty Million Dollars ($20,000,000) and (v) EBITDA (as determined in accordance with clauses (i) through (iv) above) from acquired companies, if any, for the immediately prior four (4) Fiscal Quarters preceding such measuring date based on audited and interim financial statements for such acquired companies.

“Initial Commitment” means Two Hundred Million Dollars ($200,000,000).

“Interest Coverage Ratio” means, on a consolidated basis for the Borrower and its Subsidiaries, on any date of determination, (a) EBITDA minus (I) dividends and distributions and (II) amounts added back to EBITDA pursuant to clause (iv) of the definition of EBITDA, divided by (b) interest expense (including interest attributable to capitalized leases), in each case in accordance with GAAP during the applicable four (4) Fiscal Quarter period ending on or immediately prior to such date.

“U.S. Bancorp Helicopters” means (i) one (1) AgustaWestland Philadelphia Corporation model AW139 Helicopter bearing manufacturer’s serial number 41369 and United States Registration No. N553RD and (ii) one (1) EUROCOPTER model EC 225 LP Helicopter bearing manufacturer’s serial number 2732 and United States Registration No. N781TC, each owned by Era Helicopters, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Borrower (“Era Helicopters”), which are subject to mortgages granted by Era Helicopters in favor of U.S. Bancorp Equipment Finance, Inc.

C.    Section 1.1 (Defined Terms) of the Original Agreement is hereby further amended by adding the following new defined terms in the appropriate alphabetical order:
“Amendment No. 3 Effective Date” means October [__], 2016.

“Capital Expenditure” means expenditures by the Security Parties for the acquisition (including the acquisition by capitalized lease) or improvement of capital assets, as determined in accordance with GAAP, or any other acquisition of a Person or a business unit of a Person, including without limitation acquisitions of Helicopters.

“Consolidated Cash Balance” means, on any date of determination, the aggregate amount of Cash and Cash Equivalents of the Security Parties on a consolidated basis other than, in each case, (i) any cash set aside to pay in the ordinary course of business amounts of the Security Parties then due and owing to unaffiliated third parties and for which the Security Parties have issued checks or have initiated wires or ACH transfers in order to pay (or will issue checks or initiate wires or ACH transfers in order to pay such amounts within ten (10) Banking Days), (ii) any cash of the Security Parties constituting purchase price deposits or other contractual or legal requirements to deposit money held by an unaffiliated third party (including deposits held in escrow) in the ordinary course of business, (iii) any cash constituting insurance proceeds or net sale proceeds received by the Borrower or any of its Subsidiaries in connection with the sale of any Mortgaged Helicopters not prohibited by this Agreement or an Event of Loss with respect to any Mortgaged Helicopters that are required to be used by the Borrower to make payments in accordance with Section 5.3 and are held by the Administrative Agent or in a Pledged Deposit Account (as defined in the Security Agreement), (iv) any amounts that are held in Pledged Deposit Accounts and are not included in (iii) of this definition, (v) any Excluded Equity Proceeds held in the Excluded Proceeds Account, (vi) any Excluded Asset Disposition Proceeds held in the Excluded Proceeds Account and (vii) any amounts held as cash collateral by the Administrative Agent as required pursuant to the terms of this Agreement.

“Excess Proceeds” means the amount by which the Consolidated Cash Balance exceeds $40,000,000.

“Excluded Asset Disposition Proceeds” means the cash proceeds received by any Security Party pursuant to a sale, transfer or other disposition not prohibited under this Agreement, as such amount is certified to the Administrative Agent by the chief financial officer of the Borrower within ten (10) Banking Days of receipt thereof.

“Excluded Equity Proceeds” means cash proceeds from an equity contribution made to, or for the account of, or otherwise received by, any Security Party, as such amount is certified to the Administrative Agent by the chief financial officer of the Borrower within ten (10) Banking Days of receipt thereof.

“Excluded Proceeds Account” means a segregated deposit account or securities account established and maintained with, and subject to a deposit account control agreement or securities account control agreement, as applicable, in favor of the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent, which deposit account or securities account contains only Excluded Equity Proceeds and/or Excluded Asset Disposition Proceeds.

“Promissory Notes” mean (i) that certain promissory note dated as of December 1, 2015 among Era Helicopters and U.S. Bank National Association acting through its division U.S. Bank Equipment Finance in an amount of $5,933,188.04 and (ii) that certain promissory note dated as of December 20, 2015 among Era Helicopters and U.S. Bank National Association acting through its division U.S. Bank Equipment Finance in an amount of $19,035,000.00.

“Senior Secured Debt” means the aggregate principal amount of all Funded Debt that is secured by Liens on any assets of any Security Party except Liens that are expressly subordinated to the Liens securing the Obligations on terms reasonably acceptable to the Administrative Agent.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Senior Secured Debt as of such date to (ii) EBITDA for the applicable four (4) Fiscal Quarter period ending on or immediately prior to such date.
“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Funded Debt as of such date to (ii) EBITDA for the applicable four (4) Fiscal Quarter period ending on or prior to such date.
D.    Section 1.1 (Defined Terms) of the Original Agreement is hereby further amended by replacing all references to the phrase “ratio of Funded Debt to EBITDA” in the body of the definition thereof and “Ratio of Funded Debt to EBITDA” in the Pricing Grid with “the Total Leverage Ratio”.
E.    Section 1.3 (Accounting Terms) is hereby amended by adding the following sentence to the end of such Section:
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document and compliance with any covenant or determination of any Event of Default or event which, with the passage of time, giving of notice or both would become an Event of Default, GAAP will be deemed to continue to treat leases (whether entered into prior to, on or after December 31, 2015) that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2015 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2015, unless such leases are amended or modified in a manner that would not have qualified for operating lease treatment after taking into account such amendments and modifications.
F.    Section 4.2 (Further Conditions Precedent) is hereby amended by adding the following as a new subsection (e):

(e)
The Consolidated Cash Balance shall not exceed $40,000,000 after giving effect to the proposed Advance or Letter of Credit issuance; provided, however, that the Security Parties may hold Excess Proceeds if (i) such excess results from the maintenance by the Security Parties of Cash and Cash Equivalents as necessary for Capital Expenditures that are reasonably anticipated to occur within ten (10) Banking Days of the relevant Drawdown Date, (ii) such Capital Expenditures are not prohibited by the terms of this Agreement and (iii) prior to such Advance or Letter of Credit issuance, the chief financial officer of the Borrower delivers a certificate to the Administrative Agent certifying that such Excess Proceeds result from the maintenance by the Security Parties of Cash and Cash Equivalents for Capital Expenditures that are reasonably anticipated to occur within ten (10) Banking Days of the relevant Drawdown Date.

G.    Section 5.3 (Mandatory Prepayments) is hereby amended by adding the following as a new subsection (c):

(c)
If, as of any Banking Day, the Security Parties have Excess Proceeds as of the close of business on such Banking Day, the Borrower shall within three (3) Banking Days prepay (to the extent the Security Parties shall then have any Excess Proceeds) any then-

outstanding Revolving Credit Advances or Swingline Advances, in an aggregate principal amount equal to the amount of such Excess Proceeds as of such date of prepayment; provided, however, that no such prepayment shall be required in connection with the existence of any such Excess Proceeds if (i) such Excess Proceeds have resulted from the maintenance by the Security Parties of Cash and Cash Equivalents as necessary for Capital Expenditures that are reasonably anticipated to occur within ten (10) Banking Days of such Banking Day, (ii) such Capital Expenditures are not prohibited by the terms of this Agreement and (iii) the chief financial officer of the Borrower delivers a certificate to the Administrative Agent on or prior to the date a prepayment would otherwise be required hereunder certifying that such Excess Proceeds result from the maintenance by the Security Parties of Cash and Cash Equivalents for Capital Expenditures that are reasonably anticipated to occur within ten (10) Banking Days of the relevant Banking Day.
H.    Section 10.1 (Covenants) of the Original Agreement is hereby modified by amending and restating subsections (a) (xvi) (Interest Coverage Ratio), (a)(xvii) (Funded Debt/EBITDA), (a)(xx) (Fair Market Value of Mortgaged Helicopters/Funded Debt), (a)(xxv) (Appraisals) and (a)(xxvi)(B)(VI) (Helicopter De-Registration Event) in their entirety with the following :

1.
Interest Coverage Ratio. Maintain, on a consolidated basis, as of the last day of each Fiscal Quarter, an Interest Coverage Ratio of not less than (a) for each Fiscal Quarter ending during the period from September 30, 2016 to, but excluding December 31, 2017, 1.75 to 1.00 and (b) for each Fiscal Quarter ending on or after December 31, 2017, 1.50 to 1.00;

i.
Senior Secured Leverage Ratio. Maintain, as of the last day of each Fiscal Quarter, a Senior Secured Leverage Ratio of not greater than (a) for each Fiscal Quarter ending during the period from September 30, 2016 through March 31, 2017, 3.00 to 1.00, (b) for the Fiscal Quarter ending June 30, 2017, 3.25 to 1.00 and (c) for each Fiscal Quarter ending after June 30, 2017, 3.50 to 1.00.

(xx)
Fair Market Value of Mortgaged Helicopters/Committed Amount. Ensure that the ratio of (A) the sum of (i) the aggregate Fair Market Value of all Mortgaged Helicopters and (ii) the aggregate value of the Security Parties’ Accounts Receivable and Inventory that are subject to Liens in favor of the Administrative Agent securing the Obligations, but no other Liens (each as determined on a consolidated basis in accordance with GAAP) to (B) Committed Amount, shall at all times equal or exceed two hundred percent (200%);

(xxv)
Appraisals. The Borrower, at its expense, shall deliver an annual appraisal report in respect of all Helicopters, at the request of the Administrative Agent or any Lender, with such appraisal to be prepared by Ascend Flightglobal Consultancy or any other appraiser satisfactory to the Majority Lenders and indicating the Fair Market Value of each Helicopter; provided that, the Administrative Agent, in its sole discretion, may request up to one (1) additional appraisal report between required annual appraisals; provided, further, that with every appraisal, Borrower shall provide to the Administrative Agent updated information on all Helicopters including the type of information set forth on Schedule B-1 hereof. If a Mortgaged Helicopter becomes Collateral during the year for which an appraisal has already been provided, the Fair Market Value of such Mortgaged Helicopter shall be deemed to be the purchase price of such Mortgaged Helicopter (as evidenced by the applicable invoice or purchase agreement);

(xxvi)(B)(VI)
After the De-Registration Event, the ratio of (A) the sum of (i) the aggregate Fair Market Value of all Mortgaged Helicopters and (ii) the aggregate value of the Security Parties’ Accounts Receivable and Inventory that are subject to Liens in favor of the Administrative Agent securing the Obligations, but no other Liens (each as determined on a consolidated basis in accordance with GAAP) to (B) Committed Amount shall at all times equal or exceed two hundred percent (200%);

I.    Section 10.1 (Covenants) of the Original Agreement is hereby modified by (I) deleting the word “and” at the end of subsection (b)(xi)(G) and (II) amending and restating (b)(xi)(E), (b)(xi)(F), (b)(xi)(H) and (b)(xvi) in their entirety, and adding new subsection (b)(xi)(I), with the following:
(xi)(E) issuance by the Borrower of unsecured Indebtedness that has a final maturity date after the Termination Date; provided that, immediately after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof on a pro forma basis, the Total Leverage Ratio shall not exceed 5.00 to 1.00;
(xi)(F) Indebtedness incurred in connection with an acquisition permitted hereunder; provided that, immediately after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof on a pro forma basis, the Total Leverage Ratio shall not exceed 5.00 to 1.00;
(xi)(H) all other Indebtedness provided the incurrence of such Indebtedness does not breach any of the covenants in Section 10.1; provided that, immediately after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof on a pro forma basis, the Total Leverage Ratio shall not exceed 5.00 to 1.00; and

(xi)(I)
Indebtedness incurred under the Promissory Notes and any refinancing, replacement, renewal or refunding thereof; provided that, any such refinancing, replacement, renewal or refunding shall not (i) increase the outstanding principal amount of such Indebtedness, (ii) have a maturity date prior to such Indebtedness or amortization greater than such Indebtedness, (iii) have obligors except Security Parties that were obligors for such Indebtedness and (iv) have affirmative, negative or financial covenants that are more restrictive than any such covenant in the Promissory Notes;

(xvi)
Limitations on Acquisitions. Acquire capital stock or other equity interests in other companies; provided, however, that an acquisition shall be permitted if the Borrower is in compliance with the Financial Covenants and the Total Leverage Ratio does not exceed 5.00 to 1.00, in each case immediately after giving effect to such acquisition and all other transactions related thereto on a pro forma basis. If an acquisition results in a Subsidiary of the Borrower owning Helicopters that are subject to mortgages in favor of certain lenders (other than the Lenders), the value of which exceeds 30% of the net book value (determined in accordance with GAAP) of all Helicopters owned by the Borrower and its Subsidiaries (including those acquired in such acquisition), then within one (1) year after the acquisition is effected, the Borrower shall secure releases of such mortgages such that the value of Helicopters that are owned by the Borrower and its Subsidiaries and are subject to mortgages in favor of certain lenders (other than the Lenders) shall not exceed 30% of the net book value (determined in accordance with GAAP) of all of Helicopters owned by the Borrower and its Subsidiaries; and

G.    Schedule A to the Original Agreement is hereby modified by amending and restating such schedule with Schedule A hereto.
7.    Conditions Precedent. The effectiveness of this Consent and Amendment is expressly subject to the satisfaction of the following conditions precedent:
a.    Execution and Delivery. The Administrative Agent, the Majority Lenders (including each Lender whose Commitment is being reduced) and the Security Parties shall have executed and delivered this Consent and Amendment to the Administrative Agent;
b.    Events of Default. The Administrative Agent shall be satisfied that, after giving effect to this Consent and Amendment, no Event of Default or event which, with the passage of time, giving of notice or both would become an Event of Default has occurred and is continuing; and
c.    Representations and Warranties. After giving effect to this Consent and Amendment, the representations and warranties of the Security Parties contained in the Agreement, this Consent and Amendment, the Security Documents and the other Loan Documents shall be true on and as of the date of this Consent and Amendment (except for representations and warranties (if any) given as of a specified date, which representations and warranties shall have been true on and as of such specified date).
d.    Payment of Fees.    The Administrative Agent shall have received all fees as the Borrower has previously agreed to pay on or prior to the Amendment No. 3 Effective Date in connection with this Consent and Amendment.
e.    Repayment of Advances.    In the event the sum of Advances and Letter of Credit Outstandings exceed $200,000,000, all Advances shall have been reduced so that the sum of Advances and Letter of Credit Outstandings, in the aggregate, are equal to or less than $200,000,000.
f.    Secretary’s Certificate.    The Administrative Agent shall have received, certificates, executed by the secretary or assistant secretary of each Security Party on behalf of such Security Party, certifying, among other things, (A) that attached to such certificate are (1) true and complete copies of the certificate or articles of incorporation or certificate or articles of formation, as applicable, and bylaws or operating agreement, as applicable, of such Security Party then in full force and effect, (2) true and complete copies of the resolutions then in full force and effect adopted by the board of directors of such Security Party authorizing and ratifying the execution, delivery and performance by such Security Party of this Consent and Amendment, (3) a certificate of good standing from the secretary of state of the state under whose laws such Security Party was incorporated, (B) the name(s) of the responsible persons of such Security Party authorized to execute this Amendment on behalf of such Security Party, together with incumbency samples of the true signatures of such responsible persons, and (C) that Administrative Agent and the Lenders may conclusively rely on such certificate.
8.    Expenses. The Borrower shall pay promptly to the Administrative Agent all reasonable and documented costs and expenses (including the reasonable and documented legal fees and expenses of King & Spalding and one aircraft counsel) of the Administrative Agent for the preparation and/or execution of this Consent and Amendment and any documents prepared and/or executed in connection herewith.
9.    No Other Amendment; Loan Document. Except as expressly consented to under and amended and supplemented by this Consent and Amendment, all other terms and conditions of the Original Agreement shall remain in full force and effect and the Original Agreement shall be read and construed as if the terms of this Consent and Amendment were included therein by way of addition or substitution, as the case may be. The execution, delivery and effectiveness of this Consent and Amendment shall not, except as expressly provided herein (including, for the avoidance of doubt, in such exception any event or occurrence that has been expressly consented to by the Majority Lenders hereunder or any requirement expressly deemed satisfied hereby by the Majority Lenders), operate as a waiver of any right, power or remedy of the Lenders under the Original Agreement, nor constitute a waiver of any provision of the Original Agreement. This Consent and Amendment shall constitute a Loan Document for all purposes of the Agreement.
10.    Other Documents. Upon the effectiveness of this Consent and Amendment, each of the Security Parties and the Creditors hereby consents and agrees that all references in the Security Documents to the “Credit Agreement” shall refer and shall be deemed to refer to the Original Agreement as amended and supplemented by this Amendment. By the execution and delivery of this Consent and Amendment, each Security Party hereby consents and agrees that the Security Documents and any other documents that have been or may be executed as security for the Obligations shall remain in full force and effect notwithstanding the consents and amendments contemplated hereby. Without limiting the foregoing, (i) each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower in connection with the Agreement, the Guaranty (A) is and shall continue to be a primary obligation of such Guarantor, (B) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment and (C) is and shall continue to be in full force and effect in accordance with its terms and (ii) nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Guarantors under the Guaranty.
11.    No Novation. This Consent and Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Original Agreement or an accord and satisfaction in regard thereto.
12.    Governing Law. This Consent and Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
13.    Further Assurances. Each Security Party hereby consents and agrees that if this Consent and Amendment or any of the Security Documents shall at any time be or be deemed by the Administrative Agent for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the Administrative Agent may be reasonably required in order more effectively to accomplish the purposes of this Consent and Amendment and the Security Documents.
14.    Counterparts. This Consent and Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original but all such counterparts shall constitute but one and the same agreement. Delivery of an executed counterpart of this Consent and Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
15.    Headings.    In this Consent and Amendment, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Consent and Amendment.
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IN WITNESS WHEREOF, each of the parties hereto has executed this Consent and Amendment by its duly authorized representative on the day and year first above written.

ERA GROUP INC.,
as Borrower

By
Name:
Title:

ERA HELICOPTERS, LLC,
as a Guarantor

By:
Name:
Title:

ERA AERÓLEO LLC,
AEROLEO INTERNACIONAL, LLC,
ERA DHS LLC,
ERA LEASING LLC,
ERA MED LLC,
ERA AUSTRALIA LLC
ERA DO BRAZIL LLC,
each as a Guarantor

By:
Name:
Title:

[Amendment No. 3 to Amended and Restated Senior Secured Revolving Credit Facility Agreement]

SUNTRUST BANK,
as Administrative Agent and a Lender

By
Name:
Title:

[Amendment No. 3 to Amended and Restated Senior Secured Revolving Credit Facility Agreement]

[_________________________],
as a Lender

By
Name:
Title:

[Amendment No. 3 to Amended and Restated Senior Secured Revolving Credit Facility Agreement]

SCHEDULE A

THE LENDERS AND THEIR COMMITMENTS

[see attached]